The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Deal Name: Nationstar 2006-B

The percentages per table should add up to 100%

FICO & Documentation & Purpose of Loan
FICO Score	Full DOC	Stated Doc	Other Doc	All Docs	Purch	CO refi	WAC	Avg Prin Bal ($)	Current LTV	IO loans	silent 2nds
001 – 450	0.04	0.00	0.00	0.04	0.00	0.03	12.472	30,704	69.81	0.00	0.00
451 – 500	1.49	0.11	0.03	1.62	0.24	1.08	11.517	51,201	81.81	0.00	0.04
501 – 550	11.53	0.37	0.27	12.17	1.54	7.90	10.012	99,945	86.05	0.00	0.32
551 – 600	32.25	6.15	1.95	40.35	3.45	31.70	8.910	133,340	78.91	0.06	0.75
601 – 650	21.90	6.96	1.68	30.53	3.15	23.44	8.591	131,232	78.25	0.23	0.41
651 – 700	6.35	3.38	0.98	10.71	1.22	8.08	8.553	116,898	77.50	0.07	0.19
701 – 750	2.19	0.61	0.15	2.96	0.30	2.09	8.061	105,518	74.93	0.02	0.05
751 – 800	1.42	0.09	0.01	1.51	0.18	0.76	7.057	100,129	67.22	0.00	0.03
801 – 850	0.11	0.00	0.00	0.11	0.00	0.04	7.462	80,594	59.54	0.00	0.00
Total	77.28	17.66	5.07	100.00	10.08	75.12	8.898	121,059	79.15	0.38	1.77

LTV & FICO
Current LTV	FICO < 450	450 - 500	501 - 550	551 - 600	601 - 650	651 - 700	701 - 750	751 - 800	801 - 850	total FICO	Avg Prin Bal ($)	WAC	Gross Margin	Limited Doc	Stated Doc	IO loans	silent 2nds
<= 10	0.00	0.00	0.00	0.01	0.00	0.00	0.00	0.00	0.00	0.01	59,907	9.755	6.970	0.00	0.00	0.00	0.00
10.01- 20	0.00	0.00	0.02	0.10	0.07	0.04	0.00	0.00	0.00	0.23	58,454	9.131	6.325	0.00	0.06	0.00	0.00
20.01- 30	0.00	0.00	0.01	0.21	0.18	0.04	0.02	0.00	0.00	0.46	54,765	9.086	6.318	0.01	0.08	0.00	0.00
30.01- 40	0.01	0.00	0.03	0.44	0.41	0.16	0.05	0.10	0.00	1.20	87,617	8.575	6.229	0.04	0.28	0.00	0.00
40.01- 50	0.00	0.02	0.09	0.94	0.84	0.27	0.13	0.17	0.04	2.50	92,857	8.430	6.097	0.15	0.60	0.02	0.00
50.01- 60	0.00	0.05	0.14	1.84	1.26	0.65	0.22	0.16	0.02	4.35	102,816	8.373	5.808	0.21	1.01	0.02	0.02
60.01- 70	0.01	0.11	0.30	4.48	3.21	1.08	0.52	0.40	0.02	10.14	118,095	8.523	6.180	0.60	2.23	0.02	0.02
70.01- 80	0.02	0.58	1.71	10.68	9.09	3.57	0.86	0.41	0.03	26.94	113,122	8.778	6.062	1.52	6.84	0.05	1.00
80.01- 90	0.00	0.63	5.82	13.59	11.53	4.08	0.96	0.24	0.00	36.86	144,727	8.940	6.440	2.27	5.64	0.26	0.69
90.01-100	0.00	0.23	4.05	8.05	3.95	0.82	0.19	0.03	0.00	17.31	113,949	9.425	6.477	0.27	0.92	0.02	0.04
Total	0.04	1.62	12.17	40.35	30.53	10.71	2.96	1.51	0.11	100.00	121,059	8.898	6.309	5.07	17.66	0.38	1.77

Prin Balance & FICO
Prin Balance	FICO < 450	450 – 500	501 – 550	551 – 600	601 – 650	651 – 700	701 – 750	751 - 800	801 - 850	total FICO	Current LTV	WAC	Gross Margin	Limited Doc	Stated Doc	IO loans	silent 2nds
1 - 50,000	0.02	0.57	1.24	1.50	1.48	0.74	0.25	0.11	0.02	5.93	79.47	11.818	8.131	0.18	0.63	0.00	0.06
50,001 - 100,000	0.02	0.67	2.68	7.49	5.51	2.24	0.63	0.33	0.03	19.60	76.95	9.764	6.866	0.58	2.28	0.00	0.32
100,001 - 150,000	0.00	0.26	2.04	7.38	5.03	1.56	0.48	0.40	0.01	17.16	78.61	9.092	6.699	0.66	2.19	0.03	0.35
150,001 - 200,000	0.00	0.05	1.86	6.11	4.14	1.28	0.36	0.22	0.02	14.04	78.81	8.580	6.432	0.71	2.21	0.02	0.26
200,001 - 250,000	0.00	0.04	1.60	4.13	3.80	1.11	0.27	0.11	0.00	11.06	80.04	8.427	6.299	0.56	2.36	0.18	0.18
250,001 - 300,000	0.00	0.00	0.82	3.93	2.59	0.93	0.23	0.19	0.00	8.68	79.40	8.204	6.201	0.49	2.10	0.03	0.13
300,001 - 350,000	0.00	0.03	0.55	2.55	1.94	1.04	0.26	0.07	0.03	6.47	80.20	8.189	6.090	0.23	1.90	0.10	0.03
350,001 - 400,000	0.00	0.00	0.48	1.87	1.76	0.38	0.00	0.04	0.00	4.53	81.21	8.058	6.111	0.04	1.35	0.04	0.18
400,001 - 450,000	0.00	0.00	0.09	1.38	1.06	0.30	0.08	0.00	0.00	2.90	81.48	7.914	5.912	0.25	0.80	0.00	0.04
450,001 - 500,000	0.00	0.00	0.38	1.18	0.62	0.43	0.05	0.05	0.00	2.70	83.12	7.954	5.820	0.19	0.71	0.00	0.05
500,001 - 550,000	0.00	0.00	0.11	0.89	0.64	0.16	0.16	0.00	0.00	1.95	81.79	7.507	5.239	0.21	0.32	0.00	0.16
550,001 - 600,000	0.00	0.00	0.11	0.85	0.69	0.29	0.06	0.00	0.00	2.01	84.35	7.787	5.676	0.46	0.34	0.00	0.00
600,001 - 650,000	0.00	0.00	0.06	0.44	0.25	0.19	0.06	0.00	0.00	1.00	77.37	7.899	5.845	0.25	0.19	0.00	0.00
650,001 - 700,000	0.00	0.00	0.07	0.14	0.20	0.00	0.07	0.00	0.00	0.48	82.32	8.165	6.564	0.00	0.20	0.00	0.00
700,001 - 750,000	0.00	0.00	0.07	0.14	0.07	0.07	0.00	0.00	0.00	0.36	76.87	6.894	4.761	0.07	0.07	0.00	0.00
750,001 - 800,000	0.00	0.00	0.00	0.08	0.08	0.00	0.00	0.00	0.00	0.16	77.96	6.756	4.280	0.00	0.00	0.00	0.00
800,001 - 850,000	0.00	0.00	0.00	0.08	0.08	0.00	0.00	0.00	0.00	0.17	70.03	7.432	5.403	0.08	0.00	0.00	0.00
950,001 - 1,000,000	0.00	0.00	0.00	0.19	0.29	0.00	0.00	0.00	0.00	0.49	77.59	8.025	5.638	0.10	0.00	0.00	0.00
1,000,001 >=	0.00	0.00	0.00	0.00	0.30	0.00	0.00	0.00	0.00	0.30	72.78	8.396	6.654	0.00	0.00	0.00	0.00
Total	0.04	1.62	12.17	40.35	30.53	10.71	2.96	1.51	0.11	100.00	79.15	8.898	6.309	5.07	17.66	0.38	1.77

Mortg Rates & FICO
Mortg Rates	FICO < 450	450 - 500	501 - 550	551 - 600	601 - 650	651 - 700	701 - 750	751 - 800	801 - 850	total FICO	Current LTV	WAC	Gross Margin	Avg Prin Bal ($)	Limited Doc	Stated Doc	IO loans	silent 2nds
3.501- 4.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	62.97	4.000	0.000	29,313	0.00	0.00	0.00	0.00
4.501- 5.000	0.00	0.00	0.00	0.00	0.00	0.01	0.00	0.00	0.00	0.01	85.00	5.000	2.250	81,492	0.00	0.00	0.00	0.00
5.001- 5.500	0.00	0.00	0.00	0.00	0.02	0.01	0.00	0.00	0.00	0.03	66.51	5.343	6.000	98,735	0.00	0.00	0.00	0.00
5.501- 6.000	0.00	0.00	0.01	0.02	0.02	0.02	0.08	0.10	0.01	0.27	67.59	5.892	2.971	115,217	0.00	0.00	0.00	0.00
6.001- 6.500	0.00	0.00	0.04	0.75	0.59	0.36	0.39	0.69	0.02	2.84	71.43	6.379	4.611	197,268	0.05	0.40	0.07	0.02
6.501- 7.000	0.00	0.00	0.20	3.18	3.81	1.42	0.68	0.29	0.05	9.63	76.46	6.857	4.727	229,798	0.29	0.96	0.10	0.23
7.001- 7.500	0.00	0.01	0.27	3.34	4.29	1.32	0.25	0.13	0.00	9.62	75.96	7.294	5.212	193,058	0.41	1.38	0.06	0.21
7.501- 8.000	0.00	0.02	0.42	5.55	5.36	2.15	0.35	0.08	0.00	13.94	76.41	7.790	5.720	171,153	0.77	2.55	0.04	0.18
8.001- 8.500	0.00	0.02	0.72	5.11	3.63	1.18	0.29	0.03	0.00	10.98	79.40	8.271	6.140	153,150	0.69	1.88	0.08	0.19
8.501- 9.000	0.00	0.09	1.84	6.52	4.19	1.26	0.25	0.03	0.01	14.20	80.05	8.775	6.597	154,122	0.94	3.64	0.03	0.29
9.001- 9.500	0.00	0.07	1.49	4.12	1.91	0.63	0.15	0.06	0.00	8.43	80.75	9.274	7.011	132,170	0.58	1.67	0.00	0.11
9.501-10.000	0.00	0.16	1.96	3.92	2.24	0.62	0.16	0.03	0.00	9.09	81.64	9.780	7.453	114,316	0.46	2.04	0.00	0.08
10.001-10.500	0.00	0.13	1.56	2.46	0.92	0.31	0.07	0.02	0.00	5.46	82.02	10.280	7.741	103,928	0.26	0.91	0.00	0.08
10.501-11.000	0.00	0.23	1.21	2.03	0.77	0.32	0.06	0.01	0.00	4.62	82.22	10.770	8.012	81,103	0.18	0.87	0.00	0.13
11.001-11.500	0.00	0.14	0.50	0.55	0.42	0.19	0.06	0.00	0.00	1.85	82.45	11.284	7.162	60,587	0.05	0.24	0.00	0.06
11.501-12.000	0.01	0.19	0.51	0.79	0.50	0.27	0.07	0.02	0.00	2.35	82.39	11.796	6.988	56,531	0.10	0.22	0.00	0.10
12.001-12.500	0.01	0.11	0.36	0.66	0.52	0.23	0.02	0.00	0.00	1.90	81.33	12.280	7.219	54,725	0.08	0.22	0.00	0.04
12.501-13.000	0.00	0.12	0.46	0.47	0.45	0.18	0.04	0.01	0.01	1.73	85.73	12.804	7.818	48,127	0.06	0.29	0.00	0.04
13.001-13.500	0.01	0.10	0.16	0.27	0.32	0.12	0.03	0.00	0.00	1.02	83.19	13.305	8.430	41,946	0.05	0.22	0.00	0.00
13.501-14.000	0.00	0.11	0.23	0.24	0.26	0.07	0.01	0.00	0.00	0.92	80.66	13.806	8.906	39,130	0.08	0.10	0.00	0.00
14.000+	0.00	0.13	0.22	0.37	0.31	0.06	0.01	0.00	0.00	1.11	83.04	14.691	10.053	39,029	0.01	0.06	0.00	0.00
Total	0.04	1.62	12.17	40.35	30.53	10.71	2.96	1.51	0.11	100.00	79.15	8.898	6.309	121,059	5.07	17.66	0.38	1.77

Mortg Rates & LTV
Mortg Rates	LTV 0.01-10	LTV 10.01-20	LTV 20.01-30	LTV 30.01-40	LTV 40.01-50	50.01 - 60	60.01 - 70	70.01 - 80	80.01 - 90	90.01 - 100	100+	total LTV	avg FICO	Gross Margin	Avg Prin Bal ($)	Limited Doc	Stated Doc	IO loans	silent 2nds
3.501- 4.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	518	0.000	29,313	0.00	0.00	0.00	0.00
4.501- 5.000	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.01	0.00	0.00	0.01	671	2.250	81,492	0.00	0.00	0.00	0.00
5.001- 5.500	0.00	0.00	0.00	0.00	0.00	0.00	0.03	0.00	0.00	0.00	0.00	0.03	643	6.000	98,735	0.00	0.00	0.00	0.00
5.501- 6.000	0.00	0.00	0.00	0.00	0.02	0.03	0.14	0.04	0.03	0.00	0.00	0.27	720	2.971	115,217	0.00	0.00	0.00	0.00
6.001- 6.500	0.00	0.00	0.00	0.09	0.17	0.23	0.62	0.93	0.67	0.13	0.00	2.84	670	4.611	197,268	0.05	0.40	0.07	0.02
6.501- 7.000	0.00	0.01	0.01	0.16	0.29	0.81	0.97	3.06	2.98	1.35	0.00	9.63	627	4.727	229,798	0.29	0.96	0.10	0.23
7.001- 7.500	0.00	0.01	0.03	0.12	0.36	0.59	1.15	3.33	3.08	0.95	0.00	9.62	615	5.212	193,058	0.41	1.38	0.06	0.21
7.501- 8.000	0.00	0.05	0.10	0.18	0.47	0.64	1.94	4.11	4.70	1.74	0.00	13.94	613	5.720	171,153	0.77	2.55	0.04	0.18
8.001- 8.500	0.01	0.03	0.06	0.09	0.20	0.41	1.19	2.87	4.25	1.88	0.00	10.98	603	6.140	153,150	0.69	1.88	0.08	0.19
8.501- 9.000	0.00	0.04	0.05	0.21	0.33	0.55	1.25	3.31	6.12	2.33	0.00	14.20	595	6.597	154,122	0.94	3.64	0.03	0.29
9.001- 9.500	0.00	0.02	0.06	0.10	0.20	0.32	0.59	1.78	3.37	1.99	0.00	8.43	587	7.011	132,170	0.58	1.67	0.00	0.11
9.501-10.000	0.00	0.01	0.05	0.07	0.10	0.21	0.72	2.12	3.89	1.91	0.00	9.09	585	7.453	114,316	0.46	2.04	0.00	0.08
10.001-10.500	0.00	0.03	0.02	0.03	0.14	0.08	0.30	1.21	2.44	1.21	0.00	5.46	575	7.741	103,928	0.26	0.91	0.00	0.08
10.501-11.000	0.00	0.01	0.01	0.02	0.04	0.13	0.31	1.19	2.13	0.78	0.00	4.62	574	8.012	81,103	0.18	0.87	0.00	0.13
11.001-11.500	0.01	0.00	0.02	0.02	0.01	0.05	0.16	0.48	0.67	0.43	0.00	1.85	581	7.162	60,587	0.05	0.24	0.00	0.06
11.501-12.000	0.00	0.01	0.00	0.03	0.02	0.07	0.21	0.65	0.91	0.45	0.00	2.35	583	6.988	56,531	0.10	0.22	0.00	0.10
12.001-12.500	0.00	0.00	0.02	0.02	0.04	0.06	0.17	0.54	0.56	0.48	0.00	1.90	587	7.219	54,725	0.08	0.22	0.00	0.04
12.501-13.000	0.00	0.00	0.00	0.01	0.05	0.04	0.07	0.44	0.46	0.66	0.00	1.73	584	7.818	48,127	0.06	0.29	0.00	0.04
13.001-13.500	0.00	0.00	0.01	0.02	0.01	0.04	0.11	0.24	0.20	0.39	0.00	1.02	589	8.430	41,946	0.05	0.22	0.00	0.00
13.501-14.000	0.00	0.00	0.01	0.00	0.02	0.03	0.12	0.31	0.20	0.22	0.00	0.92	574	8.906	39,130	0.08	0.10	0.00	0.00
14.000+	0.00	0.00	0.01	0.01	0.03	0.05	0.09	0.33	0.19	0.41	0.00	1.11	575	10.053	39,029	0.01	0.06	0.00	0.00
Total	0.01	0.23	0.46	1.20	2.50	4.35	10.14	26.94	36.86	17.31	0.00	100.00	601	6.309	121,059	5.07	17.66	0.38	1.77